Exhibit 3.3

      State of Delaware
     Secretary of State
  Division or Corporations
Delivered 09:49 AM 03/30/2011
  FILED 09:49 AM 03/30/2011
SRV 110355754 - 4393713 FILE

                           CERTIFICATE OF AMENDMENT TO
                         CERTIFICATE OF INCORPORATION OF
                              KOPR RESOURCES CORP.

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                         Pursuant to Section 242 of the

                        Delaware General Corporation Law

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     The  undersigned  Chief  Executive  Officer of Kopr  Resources  Corp.  (the
"Corporation") DOES HEREBY CERTIFY:

     FIRST: The name of the Corporation is Kopr Resources Corp.

     SECOND: The shareholders of the Corporation approved a reverse split of the outstanding shares of the Corporation's Common Stock and Article IV of the Certificate of Incorporation is amended in its entirety to read as follows:

                                   ARTICLE IV

     The total number of shares of common stock authorized that may be issued by the Corporation is 150,000,000 shares with a par value of $0,001 per share, and the total number of shares of preferred stock ("Preferred Stock") authorized that may be issued by the Corporation is 75,000,000 shares with a par value of $0,001 per share. The Corporation may from time to time issue said shares for such consideration as the Board of Directors may fix. The Board of Directors of the Corporation is hereby expressly authorized, by resolution or resolutions from time to time adopted, to provide, out of the unissued shares of Preferred Stock, for the issuance of the Preferred Stock in one or more classes or series. Before any shares of any such class or series are issued, the Board of Directors shall fix and state, and hereby is expressly empowered to fix, by resolution or resolutions, the designations, preferences, and relative, participating, optional or other special rights of the shares of each such series, and the qualifications, limitations or restrictions thereon.

     The Board of Directors and shareholders of the Corporation have authorized and approved, effective as of April 4,2011, a 1 for 5.75 reverse stock split whereby each 5.75 shares of Common Stock of the Corporation issued shall, without action on part of any shareholder, represent 1 share of Common Stock of the Corporation on such effective date and (ii) fractional shares caused by the reverse stock split shall be rounded up to the nearest whole share.
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     The par value of $0.001 per share of Common Stock of the Corporation  shall not be changed. The Corporation's stated capital shall be reduced by an amount equal to the aggregate par value of the shares of Common Stock issued prior to the effectiveness of the reverse stock split which, as a result of the reverse stock split provided for herein, are no longer issued shares of Common Stock of the Corporation.

     THIRD: The foregoing Amendment of the Certificate of Incorporation was duly approved by the Corporation's Board of Directors and was duly adopted by the consent of the holders of a majority of the outstanding stock of the Corporation.
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     IN WITNESS  WHEREOF,  I have executed this  Certificate of Amendment to the
Certificate of Incorporation this 28th day of March 2011.


                                             /s/ Andrea Schlectman
                                             -----------------------------------
                                             Andrea Schlectman,
                                             Chief Executive Officer